Pier Capital, LLC Code of Ethics

"The codes will impress upon advisers' supervised persons the significance of the fiduciary aspects of their professional responsibilities, formulating these into standards of conduct to which their employers will hold these individuals accountable. These codes increase investor protection by forestalling supervised persons from engaging in misconduct that defrauds clients."

Excerpts SEC Release No. IA-2256

Last updated on 9/24/2025

Table of Contents

Table of Contents	1
Chapter 1: About Code of Ethics	5
The Purpose of the Code	5
Persons Covered by the Code	5
Review and Enforcement of the Code	6
Chapter 2: Standards of Conduct and	8
Compliance with the Law	8
Standards of Conduct	8
Fiduciary Duty	9
Duty of Care	10
Duty of Loyalty	10
Compliance with Federal Securities Laws	11
Chapter 3: Protection of Material Nonpublic	14
Information	14
Prohibiting the Use of Material Nonpublic Information	14
Confidentiality Requirement	15
Chapter 4: Personal Trading Policy	18
About the Personal Trading Policy	18
Who Must Comply with Personal Trading Policy	18
Required Holdings Reports	19
Required Transaction Reports	19
Reportable Securities	19
Securities Exempt from the Reporting Requirement	20
Personal Transactions Exempt from the Reporting Requirement	21
Personal Securities Transactions Requiring Prior Approval	21
Personal Securities Transactions Exempt from Prior Approval	22
Rules on Shorting in Personal Trading	22
Rules on Personal Trading of Equity Options	23
Restricted Period Rule	23

Personal Trade Comment Requirement	25
Same-Day Trading Prohibition	25
Approval Rules	26
Personal Trading Approval and Reporting Process	26
Step 1 – Read and Understand Pier’s Personal Trading Policy in Full	26
Step 2 – Submit an Electronic Request for Pre-clearance to the Designated Person	27
Step 3 – Obtain an Email Reply Approving the Personal Trade Request	28
Step 4 – Place and Execute the Personal Trade	29
Step 5 - Report the Personal Trade Via Email to mytrade@piercap.com	29
Personal Trading Review	29
Violations of the Personal Trading Policy	30
Chapter 5: Conflicts of Interest	33
About Conflicts of Interests	33
Outside Business Activities and Investments	33
Prohibited Outside Activities	34
Finder’s Fees and Financial Relationships	34
Rebates, Referral or Finder’s Fees	35
Financial Relationships with Clients	35
Giving and Accepting Gifts and Gratuities	35
Giving Gifts or Gratuities	35
Accepting Gifts or Gratuities	36
Charitable Contribution by the Firm	37
Determining Elegiblity for a Charitable Donation	37
Eligible Charitable Organization Types	37
Evaluation and Approval Process	38
Raffle Prizes Winnings	38
Entertainment	39
Department of Labor Gift Reporting Requirements	39
Authority to Act on Behalf of the Firm	40
Foreign Corrupt Practices Act	41
Signing On Behalf of Another	41
Giving Tax and/or Legal Advice	41
Contact with Industry Regulators	42

Receipt of Legal Documents	42
Client Complaints	42
Retention of Outside Counsel	42
Regulatory and Legal Proceedings Involving Supervised Persons	43
Books and Records	44
Political Contributions and Activities	44
Political Contributions, Solicitation and Voluntarism	44
Political Contributions Pay to Play Rules	45
Summary of the Pay to Play Rule	45
Exceptions Allowed under the Pay to Play Rule	46
Pay to Play Rule Recordkeeping Requirements	47
Required Pay to Play Preapprovals and Certifications	47
Chapter 6: Violations of the Code of Ethics	49
Requirement to Report Violations	49
Materiality of Violations	50
Chapter 7: Whistleblower Protection	52
The Firm’s Commitment to Non-Retaliation	52
Reporting Anonymously	52
Responsibility of the Whistleblower	53
Handling Reported Improper Activity	54
No Retaliation Policy	54
Reporting Violations to Regulatory Bodies	54
Chapter 8: The Code’s Books and Records	56
Recordkeeping Requirements of the Code of Ethics	56

Chapter 1

About Code of Ethics

Pier Capital, LLC

Code of Ethics

Chapter 1:	About Code of Ethics

The United States Securities and Exchange Commission’s (SEC) Rule 204A-1, issued under the Investment Advisers Act of 1940, requires all SEC registered investment advisers to establish, maintain and enforce a written Code of Ethics (the Code).

At a minimum, the Code must include provisions about standards of conduct, compliance with federals securities laws, reporting of personal securities transactions and holdings, duty to report violations, and the Firm’s obligation to periodically distribute the Code.

The Purpose of the Code

…the Code must include provisions about:

●	standards of conduct
●	compliance with federals securities laws
●	reporting of personal securities transactions and holdings
●	duty to report violations
●	the Firm’s obligation to periodically distribute the Code

As an SEC Registered Investment Adviser (*), Pier Capital, LLC (Pier) is required to adopt a written Code of Ethics to ensure the Firm’s supervised persons understand and follow their regulatory responsibilities and obligations that arise, or may arise, because of their employment at a regulated financial institution.

From a very high level, the Code of Ethics provides Pier’s staff information regarding:

o	Expected ethical conduct and fiduciary duty obligation to clients.
o	Applicable federal securities laws.
o	The Firm’s policy regarding personal securities transactions.
o	The Firm’s requirements to monitor personal activities of its staff that may conflict with fiduciary duty obligations.

Finally, the Code of Ethics, and its amendments, must be designed to promote the fiduciary standards which are required of investment firms and their personnel.

(*)	Registration does not imply a certain level of skill or training.

Persons Covered by the Code

Most of the Code of Ethics regulation applies to “supervised persons” of an investment advisory firm. However, the regulation also sets forth additional requirements for “access persons” of an investment advisory firm to report their personal securities and holdings.

It is important to understand the definitions of these terms, as they are used in the regulation and in this document:

●	A supervised person is any officer, partner, director (or a person occupying a similar status or performing similar functions), or an employee of an investment adviser, or any other person who provides investment advice on behalf of the firm and is subject to the firm’s supervision or control.

●	An access person is a “supervised person” who has access to non-public client information or information regarding client securities transactions, or is involved in making securities recommendations, or who is an owner or a control person of the firm.

Pier recognizes that its staff has a broad scope of responsibilities with a need to access various systems to perform their job functions. As such, barriers to and control of sensitive client and securities information are difficult to establish to cover every circumstance. Therefore, all supervised persons at Pier are also considered to be access persons. This means that the entire staff at Pier is bound by and must comply with all the provisions of the Firm’s Code of Ethics, including the Personal Trading policy, which is outlined in detail in the later sections of this document.

All supervised persons at Pier are also considered to be access persons.

This means that the entire staff at Pier must comply with the Firm’s Personal Trading policy.

Review and Enforcement of the Code

The Code of Ethics regulation requires that advisers maintain and enforce their Codes of Ethics. At Pier, the Firm’s CCO has the primary responsibility for the enforcement of the Code. Enforcement of the Code includes, among other things:

o	Annually providing supervised persons of the Firm with a copy of the Code (and any subsequent amendments to it) and obtaining a written acknowledgement that it was received, understood, and is, and will continue to be, complied with.

o	Requiring that the Firm’s CCO periodically reviews the Code as well as any reports made by the Firm’s staff pursuant to it, which includes personal securities investments held and made by the Firm’s supervised persons.

o	Require access persons to provide a complete list of personal investment accounts.

o	Evaluating and responding to pre-clearance requests for activities that create an actual or potential conflict of interests, as outlined in the Code.

o	Providing staff with periodic education and training about the Code.

o	Ensuring that the Code is described in the Firm’s Form ADV 2A, Item 11 and includes an offer to provide, upon request, a complete copy of its Code to an investment advisory client.

o	Maintaining records related to the Code for the required period (typically five years) such as: lists of access persons, reports and certifications made by supervised persons, violations and corrective actions, decisions and supporting reasons to approve an investment in an IPO or private placements.

Annually providing a copy of the Code and obtaining a written acknowledgement that it was received, understood, and is and will be complied with.

Chapter 2

Standards of Conduct and Compliance with the Law

Pier Capital, LLC

Code of Ethics

Chapter 2:	Standards of Conduct and Compliance with the Law

Pier places the utmost importance on ethical conduct and challenges all its supervised persons to live up not only to the letter of the law, but also to the high ethical standards required by the Firm.

Standards of Conduct

One of the underlying themes of the Investment Advisers Act of 1940 is ethics and fiduciary duty. Likewise, Pier requires that the Firm’s supervised persons avoid situations that involve or appear to involve conflicts of interest. All supervised persons at Pier are required to behave ethically, always placing the interests of the clients ahead of their own personal interests.

All supervised persons at Pier are required to conduct themselves in an ethical and honest manner, always placing the interests of the Firm’s clients ahead of their own personal interests.

This is accomplished by preclearing and reporting of personal activities that may be viewed as conflicting with the best interests of the Firm’s clients. Examples of such activities are listed in the subsequent sections of this document; however, these are not all exhausting and the Firm expects all supervised persons to use their training and judgement in identifying and reporting any other personal activity that is not specifically listed in this document but may be conflicting with the best interests of Pier’s clients.

A major theme of the Code of Ethics regulation is the requirement to monitor personal investment activities of access persons to ensure that these individuals do not utilize information obtained because of their position at the Firm to influence a price of a security purchased or sold in their personal accounts.

As such, Pier requires that investment opportunities must be first made available to the Firm’s clients (subject to client suitability or investment guidelines) before access persons may act on them for their personal benefit. Specifically, prior to purchasing or selling a security for their own accounts (or for the accounts of their immediate family members), access persons must obtain an advanced approval, as specified in the Code, that the company is not in the process of buying or selling such securities for clients’ portfolios. Pier’s Personal Trading policy, which is listed later in this document, outlines the required procedures for pre-clearance and reporting of personal transactions.

It is important to note that this fiduciary standard of conduct is expected of Pier’s supervised persons not just during business hours but also in non-business activities. Pier requires that all supervised persons act ethically and honestly while at work and report violations of the Code or of the Firm’s compliance policies, whether observed or self-executed. Information on reporting rules and obligations is explained in detail in the last section of this document.

Failure to comply with the Firm’s standards of conduct will be taken very seriously and can lead to an immediate termination of employment.

Pier also expects that all its staff members conduct themselves with professionality, honesty, and fairness when dealing with each other, the Firm’s clients, vendors, and even competitors and adhere to the Firm’s regulations and policies as outlined in the various business policy manuals.

Failure to comply with the Firm’s standards of conduct will be taken very seriously and can lead to an immediate termination of employment. Some examples of prohibited conduct are listed below. Supervised persons should note that this list is not meant to be all inclusive.

1.	Acts of dishonesty, including but not limited to, theft or misappropriation of money, supplies, information, equipment, or time.

2.	Any act which calls into question the integrity, such as falsification of business records and documents, competing in business with Pier, divulging trade secrets or confidential information, or engaging in any unethical conduct which may affect Pier or its reputation.

3.	Any act which may create a dangerous situation, such as carrying a weapon on Pier ’s premises, assaulting another individual or disregarding safety standards.

4.	The use, possession or sale of intoxicating beverages, illicit narcotics, drugs or controlled substances while at work, or reporting to work under the influence or in a condition not fit for work.

5.	Unreasonable refusal to perform a job assignment, insubordination or discourteous conduct toward customers, associates, or supervisors.

6.	Failure to adhere to attendance or time-keeping regulations, including excessive absenteeism or tardiness.

7.	Violations of Pier ’s harassment policy.

8.	Criminal conviction related to job duties.

Fiduciary Duty

The Investment Advisers Act of 1940 (“Advisers Act”) lays out the two basic fiduciary duties that all investment advisers owe to their clients: 1) the duty of care, and 2) the duty of loyalty. It is important to understand that the adviser’s fiduciary duty cannot be waived and is enforceable through section 206 of the Investment Advisers Act. The intent behind an advisers’ fiduciary duty requirement is to eliminate or to mitigate conflicts of interest which might cause an adviser to provide investment advice that may not be impartial, whether the adviser acted consciously or not.

As an investment adviser, Pier and Pier’s supervised persons have an obligation to comply with fiduciary duty requirements and provide clients with a duty of care and loyalty.

Duty of Care:

An investment adviser is a fiduciary that owes its clients a duty of care, which includes three main components summarized below.

1.	The duty to provide disinterested advice that is in the best interest of the client:
o	Advisers must have a reasonable understanding and make a reasonable inquiry into the client’s financial objectives, by initially meeting or discussing with the client and documenting the client’s investment objectives, goals, and financial situation and periodically inquiring to assess changes in the client’s financial situation.
o	Advisers must reasonably believe that the investment advice rendered is in the best interest of the client.
o	Advisers must conduct a reasonable investigation into the investment.

2.       The duty to seek best execution of a client’s transactions:

o	Advisers must seek the most favorable execution terms reasonably available given the specific circumstances of each trade.
o	Advisers should analyze the value of research provided as well as execution capability, commission rate, financial responsibility, responsiveness to the adviser, and other applicable circumstances.

3.       The duty to provide ongoing monitoring:

o	Advisers should “periodically and systematically” evaluate their execution methods.
o	Advisers must provide advice and monitoring at a frequency that is in the best interest of the client, considering the scope of the agreed relationship.

Fiduciary duty is the highest standard of care imposed by the law.

A breach of fiduciary duty is the most serious transgression an adviser can commit.

Even an inadvertent breach of fiduciary duty can result in serious legal, financial, or regulatory consequences to the Firm and to the supervised person(s) committing the breach.

Duty of Loyalty:

Another component of the adviser’s fiduciary obligation is a duty of loyalty. The duty of loyalty requires that an adviser always puts the client’s interest ahead of its own interests. To meet the duty, the adviser must make full and fair disclosures to clients about all material facts that could affect the advisory relationship, to refrain from fraud and misconduct, as well as from making false or misleading statements.

This is accomplished through the written disclosures of potential or actual conflicts of interest as listed in the Firm’s Form ADV and/or in the investment advisory agreement with the client. When providing full and fair disclosure about conflicts, the disclosure should be specific enough so that a client is able to understand the material fact or conflict of interest to be able to make an informed decision on whether to consent to the conflict. Additionally, investment advisers owe clients their duty to maintain strict confidentiality and to refrain from fraud and misconduct.

To summarize, a fiduciary duty is the highest standard of care imposed by the law. A breach of fiduciary duty is the most serious transgression an adviser can commit. Even an inadvertent breach of fiduciary duty can result in serious legal, financial, or regulatory consequences to the Firm and to the supervised person(s) committing the breach.

Compliance with Federal Securities Laws

Follow these common-sense ethics principles:

o	Never defraud a client in any manner.
o	Never mislead a client, including by making a statement that omits a material fact.
o	Never engage in any act, practice that could result in a fraud or deceit upon a client.
o	Never engage in any manipulative practice with respect to a client or securities.

The Code of Ethics regulations requires that all supervised persons comply with applicable federal securities laws which are listed below. All supervised persons are required to comply with the applicable federals securities laws and may not do anything indirectly that would result in a violation of law if done directly.

o	The Securities Act of 1933 (15 U.S.C. 77a-aa)
o	Often referred to as the "truth in securities" law.
o	Has two basic objectives: 1) require that investors receive financial and other significant information concerning securities being offered for public sale; and 2) prohibit deceit, misrepresentations, and other fraud in the sale of securities.

o	The Securities Exchange Act of 1934 (15 U.S.C. 78a-mm)
o	Created the Securities and Exchange Commission empowered with broad authority over all aspects of the securities industry and disciplinary powers over regulated entities.
o	Identifies and prohibits certain types of conduct in the markets.
o	Require periodic reporting of information by companies with publicly traded securities.

o	The Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002))
o	Enhances required financial disclosures and combats corporate and accounting fraud.
o	Created the "Public Company Accounting Oversight Board," also known as the PCAOB.

o	The Investment Company Act of 1940 (15 U.S.C. 80a)
o	Regulates companies, including mutual funds, that engage in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public.
o	Requires companies to disclose their financial condition and investment policies to investors when stock is initially sold and, subsequently, on a regular basis.
o	Focuses on the disclosure of information about the fund and its investment objectives, as well as on investment company structure and operations.

o	The Investment Advisers Act of 1940 (15 U.S.C. 80b)
o	Regulates investment advisers.
o	Requires that firms compensated for advising others about securities investments to register with the SEC and conform to regulations designed to protect investors.

o	Title V of the Gramm-Leach-Bliley Act (Pub. L. 106-102, 113 Stat. 1338 (1999)
o	Defines "nonpublic personal information" to include personally identifiable financial information (excluding publicly available information).
o	Requires financial institutions to establish and maintain a comprehensive information security program.

o	The Bank Secrecy Act (31 U.S.C. 5311-5314; 5316-5332) as it applies to funds and investment advisers:
o	Requires financial institutions to establish anti-money laundering programs, which at a minimum must include the development of internal policies, procedures and controls, designation of a compliance officer, an ongoing employee training program, and an independent audit function to test programs.

o	Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010
o	Reshapes the U.S. regulatory system in several areas such as consumer protection, trading restrictions, credit ratings, regulation of financial products, corporate governance and disclosure, and transparency.

o	Any other rules adopted by the SEC or the Department of the Treasury

Pier understands that federal securities laws are vast and wide, and that Pier’s supervised persons may have difficulties with understanding these laws in detail. However, this does not nullify the requirements imposed by the Code of Ethics regulation regarding the need to comply with the federal securities laws. Absent the full knowledge of these regulations, Pier’s supervised persons are required to adhere to the below, common-sense principles of ethics, which are found in majority of the federal securities laws.

In connection with a purchase or sale of a security, supervised persons are prohibited from directly or indirectly:

o	Defrauding a client in any manner.
o	Misleading a client, including by making a statement that omits material fact.
o	Engaging in any act, practice which would cause fraud or deceit upon a client.
o	Engaging in any manipulative practice with respect to a client or securities, including price manipulation.

In addition, all supervised persons must make themselves familiar with the Firm’s compliance policies and procedures, and specifically paying attention to policies regarding client privacy, confidentially and anti-money laundering policies as these policies include applicable federal laws.

Chapter 3

Protection of Material Nonpublic Information

Pier Capital, LLC

Code of Ethics

Chapter 3:	Protection of Material Nonpublic Information

Prohibiting the Use of Material Nonpublic Information

In 1988, Congress enacted legislation expanding liability for insider trading and “tipping” of inside information. Additionally, the federal securities laws prohibit the use of material nonpublic information (MNPI) by any person in purchasing or selling securities, as well as in the communication of such information to any other person for such use. Furthermore, section 204A of the Investment Advisers Act requires advisers to enforce policies and procedures designed to prevent misuse of material nonpublic information.

The use of material nonpublic information in purchasing or selling of securities, as well as in the communication of such information is prohibited.

Material: information that a reasonable investor would consider important in determining whether to buy, sell or hold securities.

Non-public: information that has not been effectively disseminated to the investing public.

A determination as to whether information is material or whether it is nonpublic depends on all the related facts and circumstances. The below definitions should be used in understanding if the information should be considered material or nonpublic information or both.

o	Material information is any information that a reasonable investor would consider important in determining whether to buy, sell or hold securities.

o	Non-public information is information that has not been effectively disseminated to the investing public.

Examples of information that should be considered material include, but is not limited to, dividend changes, earnings estimates, changes in previously related earnings estimates, significant merger, acquisition or divestiture proposals or agreements, major litigation, significant product news and extraordinary management developments.

In addition, material non-public information does not have to relate to just the above-listed types of data points. For example, information about the contents of a forthcoming publication in the financial press that is expected to affect the market price of a security could well be material.

Furthermore, the SEC views the term “material non-public information” as related not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions. Therefore, information about securities holdings and investment activities in the accounts of Pier’s clients is also considered MNPI and it must always be kept confidential.

Accordingly, no supervised person at Pier may use directly or indirectly MNPI in purchasing or selling securities on behalf of the Firm’s clients or for their own personal accounts and may not communicate this information to anyone outside or inside of the Firm, unless it is done for the sole purpose of reporting the receipt of MNPI to the Firm’s CCO.

Supervised persons are required to report the receipt of actual or suspected material non-public information to the Firm’s CCO. Supervised persons should not act on or disclose the suspected material nonpublic information unless they receive an approval from the Firm’s CCO. Should it be necessary to clarify if the obtained suspected MNPI meets the materiality definition, the Firm’s CCO will conduct and document due diligence review of relevant facts and circumstances to make the determination. If required, due to the complexities associated with determining the “materiality” of nonpublic information, the CCO may require consultation with an independent counsel to make this determination.

Supervised persons are required to report the receipt of actual or suspected material non-public information to the Firm’s CCO.

Additional MNPI requirements applicable to Pier’s investment research process are outlined in detail in the Firm’s Compliance Policies and Procedures manual. Very generally, these requirements include a reporting notification to the Firm’s CCO regarding certain types of meetings/calls with insiders of a publicly traded companies and/or research analyst, which must also include a brief comment as to whether any material nonpublic information was discussed or obtained. All supervised persons involved in Pier’s investment research process must be familiar with and adhere to the requirements of that policy.

Confidentiality Requirement

Confidential information must be safeguarded from unauthorized disclosure or receipt.

Confidential information includes information about:

o	The Firm
o	Firm’s clients
o	Firm’s investment decisions
o	Security issuers

All confidential information concerning Pier, Pier’s clients, Pier’s investment decisions that are either considered or made, as well as information about security issuers obtained by Pier’s personnel in the course of their employment must be kept strictly confidential and should not be discussed with any person inside or outside of the Firm, except to the extent necessary to perform work for the Firm.

This information should also not be discussed within the company under circumstances where it could be overheard by unauthorized staff members or third parties. Similarly, written confidential information of said nature should be appropriately safeguarded and should not be left where it may be seen by people not authorized to access such information.

Additionally, confidential information may not be disclosed when responding to external inquiries. For example, when disclosing information to the press, or to financial analysts, or other members of the financial community, or to any other third party. It is important that responses to such inquiries made on behalf of Pier are conducted only by authorized individuals. Accordingly, Pier’s personnel should not respond to such inquiries unless expressly authorized to do so. To verify authority level, supervised persons should contact the Firm’s President or Chief Compliance Officer.

Supervised persons should refer to the Firm’s “Whistleblower / Reporting Violations” policy regarding disclosing of information to the regulators. All supervised persons must also be familiar with Pier’s Privacy Policy. This document can be found in the Firm’s Compliance Policies and Procedures manual, or it can be obtained by request from the Firm’s CCO.

Pier expects that all supervised persons comply with the above listed confidentiality policy. Unauthorized disclosure of confidential information could result in serious legal or financial consequences for the Firm, even if no improper trading took place as a result. Depending on facts and circumstances, a violation in maintaining confidentiality may constitute grounds for disciplinary action, leading up to and including termination of employment.

The obligation to safeguard sensitive client information does not preclude the Firm from providing necessary information to, for example, persons providing services to the Firm or the account such as brokers, accountants, custodians, and fund transfer agents, or in other circumstances when the client consents.

Chapter 4

Personal Trading Policy

Pier Capital, LLC

Code of Ethics

Chapter 4:	Personal Trading Policy

About the Personal Trading Policy

The purpose of this policy is to ensure that the Firm’s access persons do not benefit from the knowledge about Pier’s trading on behalf of its clients, or in any way profit from purchases or sales of securities where the Firm’s clients should have benefited first (by trading ahead of or contra clients or preempt an eligible client investment).

Additionally, as defined in Chapter 3 of the Code, supervised persons at Pier are prohibited from using material nonpublic information in personal securities transactions and from disclosing, without prior authorization, of confidential information about the Firm, Firm’s clients, and investment decisions, or about the issuing companies Pier is investing in or researching.

Who Must Comply with Personal Trading Policy

Personal Trading policy applies to all employees and owners of the Firm as well as their immediate family members who share their household.

As discussed in Chapter 1, the Code of Ethics regulation requires that personal investment transactions and holdings of the Firm’s access persons be monitored and reviewed. However, the intimate business structure at Pier makes it difficult to completely wall off access to investment information from non-access persons at the Firm.

As a result, for the purposes of the Personal Trading Policy, the Firm decided to treat all staff members as access persons. As such, this Personal Trading policy applies to everyone at Pier -- to all employees and all owners of the Firm. Additionally, per a regulatory requirement, the Firm’s Personal Trading policy must also apply to securities investments of the immediate family members sharing the household with Pier’s access persons.

Access persons at Pier are required to have duplicates of monthly or quarterly personal investment account statements sent directly to the Firm’s CCO. Duplicate statements are also required for all immediate family members who share the same household as Pier’s access person, as well as for any account over which Pier’s access person is providing advice, such as extended family members or if providing community services involving investment advisory.

Important definitions:

o	Immediate family members include: a spouse, domestic partner, children (adopted or fostered), stepchildren, grandchildren, parents, grandparents, stepparents, siblings, in-laws, and other relatives, as well as trusts or estates in which any immediate family member has a beneficial interest in or control over.

o	Household members (referred to above as those with whom Pier's access person shares his or her household) include individuals residing at the same home address as the Firm's access person.

Required Holdings Reports

All access persons are required to provide the Firm’s Chief Compliance Officer a complete report of their securities holdings:

o	at the time the person becomes an access person, (which can be no later than 10 days after the person becomes an access person)

o	at least once a year thereafter

The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). Generally, ongoing annual holdings reports are collected by Pier’s Chief Compliance Officer as of December 31st of each year.

Initial and annual holdings reports are used to facilitate the assessment of whether an individual's personal securities holdings present a conflict of interest.

All access persons are required to provide:

o	a complete report of their securities holdings (initially and annually thereafter)

o	listing all reportable personal securities transaction (no later than 30 days after the close of each calendar quarter)

Required Transaction Reports

All access persons are required to provide the Firm’s Chief Compliance Officer on at least quarterly basis reports listing all reportable personal securities transactions. These reports are due no later than 30 days after the close of each calendar quarter.

Access persons are exempt from having to provide transaction reports that would duplicate the information contained the account statements that the Firm already holds in its records, provided the Firm has received those statements not later than 30 days after the close of the calendar quarter in which the transaction took place.

Reportable Securities

All access persons must submit to the Firm’s Chief Compliance Officer holdings and transaction reports for reportable securities. A list of reportable security types is provided below.

1.	Securities in which the access person has direct or indirect beneficial ownership.

Definition:

Rule 204A-1 provides that beneficial ownership is to be interpreted in the same manner as for purposes of rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

The term beneficial owner shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest in equity securities. Additional exceptions or restrictions may apply. See full rule 16a-1(a)(2) for details,

2.	Transactions in mutual funds advised or sub-advised by Firm. This is required by the Code of Ethics regulation to identify abusive trading by personnel with access to information about a mutual fund's portfolio. Currently Pier sub-advises the following mutual funds: Adara Smaller Companies Fund (U.S.), Dunham Small Cap Growth Fund (U.S.), and SEB North America Small Cap Fund (foreign).

3.	Transactions and holdings in shares of closed-end investment companies are reportable regardless of affiliation with the Firm. The exception extends only to open-end funds registered in the U.S.; therefore, transactions and holdings in offshore funds is reportable.

4.	Any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be included in a quarterly transaction report.

5.	Access persons mut obtain approval before investing in an initial public offering ("IPO") and all other limited offerings. Most individuals rarely have an opportunity to invest in these types of securities. Therefore, an access person's IPO or private placement purchase raises concerns as to whether the employee is misappropriating an investment opportunity that should first be offered to eligible clients, or whether the person is receiving a personal benefit for directing client business to the brokerage firm facilitating the IPO or the limited offering. As a result, participation in IPOs (initial public offerings prior to public listing) or in other limited offering is generally not allowed; however, upon the Firm’s management approval, exceptions can be made in cases of family at the issuing company or in the case of Pier’s private fund, the Pier Capital Commingled Small Cap Growth Fund.

Securities exempt from the reporting requirement:

1) Direct obligations of the Government of the United States.

2) Money market instruments

3) Mutual funds, only if unaffiliated

4) Unit investment trust, investing exclusively investing in unaffiliated mutual funds

5) U.S. registered open-ended funds, if unaffiliated

Securities Exempt from the Reporting Requirement

The Code of Ethics regulation (Rule 204A-1) treats all securities as reportable securities, with the below listed five exceptions that present little opportunity improper trading:

1.	Transactions and holdings in direct obligations of the Government of the United States.

2.	Money market instruments - bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.

3.	Transactions and holdings in shares of mutual funds unless the Firm acts as the investment adviser or principal underwriter for the fund.

4.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

5.	U. S. registered open-end funds unless the Firm acts as the investment adviser or sub-adviser.

Personal Transactions Exempt from the Reporting Requirement

The Code of Ethics regulations permit three exceptions to personal securities reporting, which are listed below. As such no reporting is required for these specific situations.

1.	Transactions effected pursuant to an automatic investment plan.

2.	Securities held in accounts over which the access person had no direct or indirect influence or control, such as professionally managed accounts.

Access persons with professionally managed investment accounts must provide the Firm’s CCO a periodic proof and/or certification that they had no direct involvement in the investment transactions made in these accounts.

3.	An advisory firm with only one access person.

Personal Securities Transactions Requiring Prior Approval

Generally, personal trades in equity securities or debt securities of issuing companies (or derivatives of such securities) require prior approval (pre-clearance) from the person(s) designated in this policy, unless the security is listed in the “Securities Exempt from Reporting” section above in the “Personal Securities Transactions Exempt from Prior Approval” section below.

Specifically, personal transactions in the following securities or security types must receive prior approval and must be reported by the access person via email to mytrade@piercap.com as well as in the required quarterly personal tractions reports.

Generally, personal trades in equity securities or debt securities of issuing companies (or derivatives of such securities) require prior approval.

o	Equity securities of issuing companies traded on U.S. exchanges
o	Derivatives of equity securities of issuing companies traded on U.S. exchanges
o	Private placement
o	Initial Public Offerings
o	Hedge Funds or Private Funds
o	Limited partnerships or limited offerings
o	Closed-ended Mutual Funds
o	Foreign Mutual Funds
o	Corporate Bonds
o	Pier Capital Commingled Small Cap Growth Fund
o	Dunham Small Cap Growth Funds
o	Altair/RBB Smaller Companies Fund
o	SEB North America Small Cap Fund
o	Single sub-sector ETFs

(Note: An example of a single sub-sector ETF is Pharmaceutical HOLDRs traded under a ticker PPH because it focuses only on pharmaceutical companies within the broad Health Care sector.)

Personal Securities Transactions Exempt from Prior Approval

Transactions in securities or security types listed in the “Securities Exempt from Reporting” section above as well as those listed below, must be reported on the quarterly personal tractions reports but do not need to be pre-cleared and communicated via email to mytrade@piercap.com.

o	Currency transactions, including crypto currencies, and foreign exchange transactions
o	Commodities
o	ETFs based on commodities or currency.
o	Diversified or broad sector ETFs or indices

(Note: To qualify for an exemption from pre-clearance, an ETF must be based on a broad securities index or industry sector and be open-ended. Broad-based ETFs have as their underlying tracking instrument an index or other financial product comprised of well diversified stocks and industries.)

o	Derivatives of the above

Rules on Shorting in Personal Trading

Pier’s staff members are not allowed to short securities owned by Pier’s clients.

Pier’s Trader may approve personal trades shorting a security that is not currently owned by Pier’s.

Buying back shares that have been shorted requires the same approval process as “regular” personal securities trades.

Rules on Personal Trading of Equity Options

All pre-clearance requests for personal options transactions must clearly state that the transaction is an option, specifying option type, and identifying the underlying security symbol.

Personal transactions to purchase an option need an approval just like regular trading AND needs another approval when exercising:

o	buying calls = approval to buy a security
o	buying puts = approval to sale a security

Personal transactions to sale an option already owned (selling an option is not the same as writing an option) requires approval:

o	selling calls = approval to sell a security
o	selling puts = approval to buy a security

Writing options:

o	is not allowed inside Pier’s investment universe (within the market cap of Pier’s investment strategies)

Exercising options:

o	requires prior approval

Restricted Period Rule

“Restricted Period Rule” is implemented to ensure those who are directly involved in investment research do not benefit from new investment ideas ahead of Pier’s clients.

Pier implemented the following restricted period lockout rule, which is appliable only to the access persons who are directly involved in investment research (currently this includes the Research Analysts and the Portfolio Manager), to ensure these investment professionals do not benefit from new investment ideas ahead of Pier’s clients.

Note: The “Restricted Period Rule” applies only to securities, which are not owned by Pier’s client(s) at the time of a personal purchase and are sold from the personal accounts of access persons directly involved in investment research. Additionally, for the purpose of this rule, there is no difference whether Pier’s purchased the security (the access person is attempting to sell from their personal account) for the first time or if the security was owned by Pier’s client(s) in the past, subsequently sold and then repurchased again.

A request to sell a security from a personal account by Pier’s access person directly involved in research will be denied if the security was first purchased by the access person before Pier purchased the same security for its client(s) until (whichever comes first):

o	Ninety (90) days passes from the time Pier’ client account(s) first entered or reenter the positions in the security, or

o	Pier has sold the security from all client accounts.

If the above situation were to occur, and the access person is aware that Pier is exiting the position, the access person may request an exception to “Same-Day Trading Prohibition” (as detailed in below subsections of Personal Trading policy) and be granted an approval to sell the security on the same day Pier is selling it on behalf of its clients. However, the personal sell must be done after Pier has fully exited the position. Additionally, the access person must clearly describe this occurrence in his/her trade comment sent to mytrade@piercap.com and include a proof of the timing to evidence that the personal trade occurred after Pier’s client accounts no longer held the security.

To facilitate compliance with the Restricted Period Rule, investment team members must follow the below procedure when requesting pre-clearance to a sale personally owned security that is also currently held in the account(s) of Pier’s clients.

1.	Send an e-mail to the Trader asking for a permission sell the security and include information to document compliance with the Restricted Period Rule, which can be either:

a.	Restricted period has expired (provide the date it expired), or

b.	The security was purchased by the supervised person more than 90 days prior Pier’s purchase (provide the date it was purchased).

or

c.	Access person can send an e-mail to the Trader with the date he/she purchased the security personally and ask the Trader to look up Pier’s first purchase/repurchase date in the Restricted Period worksheet to determine if the personal trade meets the approval requirements detailed in the Restricted Period Rule.

Access persons should be aware that the Trader’s first responsibility is to work client trade orders, therefore the timing of the response will depend on the Traders workload that day.

2.	If Pier’s clients do not own the stock, approval will be granted.

3.	If Pier’s clients own the stock, the Trader will request an employee to refer to the Restricted Period worksheet and provide the required information as detailed in item 1a or 1b above to determine if the access person is eligible to receive an approval to sell the security.

Personal Trade Comment Requirement

Individuals directly involved research must include an explanation when requesting a pre-approval to purchase a security for their own account specifying why Pier is not or should not be investing in the same security on behalf of its clients.

Applicable to access persons Directly involved in research:

All access persons directly involved in the research process (currently this includes the Research Analysts and the Portfolio Manager) must include an explanation when requesting a pre-approval to purchase a security for their own account specifying why Pier is not or should not be investing in the same security on behalf of its clients.

The person deciding whether to approve this personal security purchase transaction, may grant an approval only if Pier is not actively considering investing in this security, or is not currently, interested in the security, or if the security falls outside the suitable market capitalizations limits of the investment strategies of the Firm.

Applicable to access persons NOT directly involved in research:

All other access persons, besides those directly involved in the research process (currently all roles not listed above, including the Trader), are not required to provide additional explanations when requesting a pre-approval to purchase a security for their own account.

Furthermore, the person deciding whether to approve this personal security purchase transaction, need only to give approval based on the knowledge that Pier is currently not considering purchasing the same security for its clients and there are no other conflicts of interests.

Same-Day Trading Prohibition

Personal trading in a security on the same day as Pier is trading the same security for client account(s) is not allowed.

Permissible exceptions to the same-day trading prohibitions are:

o	Pier’s rules require that the access person to sell the security.

o	Pier’s decision to execute “program/rebalance” trades for client account(s) was made after the access person received pre-approval and has already executed the trade.

o	Securities which do not require pre-clearance are exempt from the same day rule.

Personal trading in a security on the same day as Pier is trading the same security for clients is not allowed.

o	Access person is subscribing or redeeming form Pier’s private fund.

o	Access person received an exception directly related to “Restricted Period Rule” as detailed above.

o	Other exceptions may be granted by the Firm’s President or Chief Compliance Officer but must result from an unexpected circumstance and must be clearly documented.

Approval Rules

Absent a rare or unforeseen circumstance, Pier will approve a request from an access person to trade a personal security transaction based on the following objective rules.

If Pier’s client(s) own the security:

o	Approval may be given, absent any other reason to deny, if:
a)	Pier is not currently considering trading the security, and
b)	The “Restricted Period Rule” requirements have been met.

If Pier’s client(s) do not own the security:

o	Sales may be approved, absent any other reason to deny.
o	Purchases will be approved if Pier is not currently considering purchasing the security, absent any other reason to deny.

Personal Trading Approval and Reporting Process

Step 1 – Read and Understand Pier’s Personal Trading Policy in Full

Access persons wishing to trade a personal security transaction must first read and understand the Firm’s Personal Trading policy in full to avoid violating the policy and possibly incurring financial losses and/or their position at the Firm. Pier’s Personal Trading policy covers various requirements, including:

o	Designating all of Pier’s staff as access persons and expanding the applicability of the policy to the immediate family members who share the same household as the Firm’s access person(s).
o	Explaining the reporting requirements and exemptions of personal securities holdings and transactions.
o	Listing securities and security types which require prior approval and those that are exempt from it.
o	Explaining the Firm’s rules on shorting in personal securities transactions and for trading options.
o	Prohibiting personal trades in the same security on the same day as done for client accounts.
o	Describing special rules applicable to access persons who are directly involved in research, such as the restricted period rule and the personal trade comment requirement.
o	Explaining how the Firm objectively determines whether to approve personal securities transactions.
o	Designating Pier’s staff who can approve personal securities transactions.

o	Outlining the process to obtain approval and the action required after personal trade has been executed.
o	Explaining the review process of process of personal security transactions.
o	Describing various levels of penalties access persons may incur if they violate the policy.

Step 2 – Submit an Electronic Request for Pre-clearance to the Designated Person

All requests for pre-approval of personal security transactions must be e-mailed to Pier’s Trader (currently Natalie Wright or “NW”).

If NW is out of the office or does not respond within a reasonable time, the following individuals, listed a chronologically approved order, have been authorized to serve as NW backup for personal trading approval purposes:

o	Pier’s Portfolio Manager (currently Alex Yakirevich or “AY”)
o	Pier’s Backup Portfolio Manager (currently Andrew Hokenson “AH”)
o	Pier’s Chief Compliance Officer (currently Kathy Mienko or “KM”)

Every effort will be made to grant or deny the request within 15 minutes of its receipt. However, is important for access persons to understand that the Trader’s first responsibility and obligation is to work client trade orders and perform other trading related functions. Therefore, the response time to a personal trading pre-clearance approval request is of secondary importance and will depend on the Trader’s workload that day. Similarly, the response timing from the designated backup persons will vary depending on their availability and workload.

The pre-approval request email, must include below listed information:

1.	All access persons must include:
o	The side of the personals trade (buy or sell)
o	The security ticker symbol
o	Current market capitalization dollar amount for common stocks.
o	All pre-clearance requests for personal options transactions must clearly state that the transaction is an option, specifying the option type, and identifying the underlying security symbol. See applicable section for additional required details.
o	Helpful, but not required, security type (common stock, ETF, bond, private fund, etc.)

Note: writing options is not allowed for securities withing Pier’s investment universe.

2.	Access persons who are directly involved in research, must also include:
o	If requesting pre-clearance for a sale: information about their compliance with the Restricted Period Rule
o	If requesting pre-clearance for a buy: the required trade comment, if applicable.

Note: shorting securities owned by Pier’s clients is not allowed.

Step 3 – Obtain an Email Reply Approving the Personal Trade Request

1.	Provided all required information is included in the preclearance request (see #2 above), NW is allowed to independently grant approval or deny the approval (without involving AY/AH/KM) under the conditions described below but must include an explanation of why AY/ AH /KM involvement was not needed.

o	For securities with current market capitalization dollar amounts outside Pier’s investment strategies limits:
o	Too large: securities with market capitalization above the largest market cap in the Russell Mid Cap Index as of the most recent June 30th.
o	Too small: at or below $100 million

o	For closed-end mutual funds, ETFs provided they are not currently held in any client accounts, and for securities or security types listed in the “Personal Securities Transactions Exempt from Prior Approval” and “Personal Transactions Exempt from the Reporting Requirement” sections above.

o	For sales of securities Pier’s clients do not currently own.

o	For transactions to short a security not currently owned by Pier’s clients.

2.	Provided all required information is included in the preclearance request (see #2 above), NW must forward the access person’s request for approval to AY/AH (or to KM, if both AY and AH are inaccessible), based on the conditions listed below.

o	For approval in all other cases (except as listed in #1 above), NW shall forward the access person’s original email request for pre-clearance to AY/AH/KM.

o	AY/AH/KM will in turn reply, using the same email trail, directly to the access person with a carbon copy to NW approving or denying pre-clearance request. Alternatively, AY/AH /KM may also reply to NW with the approval or denial and NW will forward that message to the access person requesting the pre-clearance.

o	Access persons are not allowed to short securities currently owned by Pier’s clients.

3.	Personal trades pre-clearance requests from NW need approval from AY. If AY is absent, approval can be obtained from AH. If both AY and AH are absent, approval can be sought from KM.

Step 4 – Place and Execute the Personal Trade

Except for personal investments in the Firm’s private fund, or in other limited offerings, personal trading approvals are valid only on the day they are given. Therefore, access persons should act promptly to place and execute a personal trade once they receive an approval to do so.

Step 5 - Report the Personal Trade Via Email to mytrade@piercap.com

Immediately after the personal security transaction is completed, but no later than 24 hours, access persons must:

o	Forward the approval email, with the full history/without deleting or changing any of the past communication details, directly to mytrade@piercap.com.

o	The forwarded email must include a brief message from the access person stating the date, the side, and the ticker symbol of the completed personal security transaction.

In the even personal trade pre-clearance was requested or granted verbally, the access person must ensure that this information memorized electronically by is emailing the following details to mytrade@piercap.com with a carbon copy to all persons involved in the verbal approval process:

o	The date and time (or the approximate time) verbal pre-clearance was requested.
o	The date and time (or the approximate time) verbal approval was granted.
o	The names of all the of all person(s) involved in granting of the approval.
o	The requirements which are listed in Step 4 above.

Personal Trading Review

All access persons are required to provide the Firm’ CCO with a copy of their monthly or quarterly brokerage statements, which should include, whenever possible, both security holdings and transactions information.

All access persons are required to provide the Firm’ CCO a copy of their monthly or quarterly brokerage statements.

Pier requires that, whenever possible, these periodic statements are mailed directly to the Firm’s Compliance Department by the brokage houses. The CCO can provide the access persons an official request form for this purpose and the access person can complete it and submit it to their brokerage. If the brokerage houses do not provide statements by mail, access persons are responsible for delivering copies of these statements directly to the Firm’s CCO either via email or in paper form.

The CCO conducts a periodic, typically quarterly, review of all access persons’ trading activities. During this process, personal trading activity is cross-referenced with transactions in the company’s portfolio management system and with the established pre-clearance procedures and personal trading approval emails submitted by Pier’s staff to mytrade@piercap.com inbox.

The CCO utilizes two separate excel worksheets for the review of personal trading: one to log personal security transactions and verify them against the Firm’s established procures and the other to track if the personal investment statements for all account reported by the Firm’s access persons have been received. Personal investment statements of the Firm’s access persons are kept in paper form under the lock and key.

Material or repeated immaterial violations of the Personal Trading policy are reported by the CCO to the Firm’s President to decide if any corrective or a punitive action needs to be taken by the Firm as a result.

Personal securities transactions and statements of the Firm’s CCO are reviewed by and signed off on by the Firm’s President.

Violations of the Personal Trading Policy

If there are any questions as to whether a personal securities transaction violated the Firm’s policy, Pier expects the individual to reverse the trade. This should be done promptly and before Pier trades the same security for its clients, even if the transaction occurs on the same day as Pier’s trading for its clients.

After a second offence/warning within six months for materially violating the Firm’s personal trading policy, the access person will be prohibited from personal trading for three (3) months.

A third material offence/warning within a six (6) month period will lead to an exponentially more severe penalty and may lead to a demotion or a termination of employment.

Continued repeated immaterial violations occurring after four warnings within six months will be treated as material violations.

Pier reserves the right to ask any access person to reverse any transaction it deems inappropriate, and expects the individual to follow such instructions, and accept any losses that might be incurred.

If a person has traded inappropriately, any profits from such a trade will be donated to 501(c)(3) charity selected by the Firm’s CCO, while the losses must remain in the access person’s account.

Repeated material violations of the Personal Trading policy (for example failures to obtain required pre-clearance, executing personal trade after approval was denied, withholding required information about investment accounts or holdings positions, etc.) are serious offences. After a second offence/warning within six (6) months, the access person committing the repeated violation will be prohibited from personal trading for three (3) months. A third material offence/warning within a six (6) month period will lead to an exponentially more severe penalty and depending on the facts and circumstance may lead to a demotion or a termination of employment.

Repeated immaterial violations (for example a late submission of personal transaction statements or holdings reports or a failure to timely report pre-clearance of personal trades to mytrade@piercap.com, etc.) will result in a warning and depending on the severity may require a mandatory retaining. Continued repeated immaterial violations occurring after four (4) warnings within six (6) months will be considered material and will result in penalties applicable to material violations of the Personal Trading policy as outlined in the paragraph above.

Chapter 5

Conflicts of Interest

Pier Capital, LLC

Code of Ethics

Chapter 5:	Conflicts of Interest

About Conflicts of Interests

To maintain a business culture of ethics and compliance as well as client confidence in the Firm’s integrity, it is important that all supervised persons avoid activities, interests and relationships that might interfere, or appear to interfere, with their ability to act in the best interests of the Firm’s clients.

As discussed in the earlier section of the Code, the Firm and the Firm’s supervised persons have a fiduciary duty to ensure that in any area where there may be a conflict between the interests of the Firm or the Firm’s supervised persons and those of a client, the client’s interests must always come first. Investment advisers are required to not just avoid conflicts of interests, but also to avoid situations that might be perceived as creating a conflict of interest, even if none exists.

Because it is impossible to describe every potential conflict, Pier relies upon the commitment of its supervised persons to exercise sound judgment, to seek advice when appropriate, and to adhere to the highest ethical standards of conduct in relationships with each other, the Firm, its clients, and the public.

Supervised persons must avoid activities, interests and relationships that might interfere, or appear to interfere, with their ability to act in the best interests of the Firm’s clients.

Outside Business Activities and Investments

Any time a supervised person engages in activities that fall outside of business functions on behalf of Pier or makes investment away from the Firm there is a potential risk to the Firm and its clients. Some activities or investments may conflict, or appear to conflict, with Pier’s interests, while others may carry the risk of confusing the public or the Firm’s clients that Pier is somehow involved in a business activity conducted independently by a supervised person of the Firm. Moreover, various regulatory agencies require that employees of financial companies dealing with securities obtain prior permission from their employers for many outside activities and investments.

Supervised persons may not engage in any outside business activity or investments without prior written prior approval.

Therefore, supervised persons of the Firm may not engage in any outside business activity or investments without prior written prior approval from Firm’s CCO, unless such activities are explicitly stated to be exempt from the pre-clearance requirement in the Firm’s Code of Ethics.

This means that supervised persons at Pier, besides their regular employment salary or fixed partner compensation, are not authorized to receive, without a prior approval from the Firm’s CCO, any money or thing of value, directly or indirectly, from any corporation or business, or through any personal relationship.

Examples of outside activities and investments

o	Engaging in any business activities other than those on behalf of Pier.
o	Being employed or compensated by any entity or person other than Pier.
o	Serving as an officer, director, employee, member or consultant for a business or organization (profit or non-profit), or other entity, other than Pier.
o	Investing in financial products, businesses, partnerships, or investment clubs, (other than securities described as exempted in the Firm’s Personal Trading policy) or soliciting others to invest in such securities.
o	Providing or offering to provide investment advisory type or related advice or guidance to any entity or person.

Prohibited Outside Activities

No supervised person of the Firm is allowed to knowingly compete, or aid or advise any person, business or corporation in competing, with Pier, or engage in any activity in which his/her personal interests conflict in any way, or might conflict, with those of the Firm. Below are two examples of such activities.

Kindred Business:

Supervised person at Pier are prohibited from becoming associated (whether compensated or otherwise) with any venture that is or plans to operate as “kindred business,” such as investment adviser, investment company, hedge fund, broker-dealer, venture capital business, financial consulting business, family office, or any other business in any way involving securities or other financial products. Such an association would create a conflict of interest and confusion for clients that no amount of disclosure, integrity, or honorable practice could relieve.

Selling Away:

Supervised persons at Pier are prohibited from soliciting anyone to purchase or participate in investments away from the Firm, whether compensated for this activity or not. These prohibited activities include the solicitation of clients, potential clients, Pier’s employees, or the public to invest in non-Pier sponsored financial products and/or services.

Finder’s Fees and Financial Relationships

Supervised persons are not allowed to accept or request any favor or thing of value from any person, Firm, corporation that is or may be negotiating, contracting or in any way dealing with Pier.

No supervised person of the Firm is allowed to accept or request, directly or indirectly, any favor or thing of value from any person, Firm, corporation negotiating, contracting or in any way dealing with Pier or with one that is likely to negotiate, contract or deal with the Pier. A supervised person who is offered any such favor or thing of value, directly or indirectly by any such person, Firm or a corporation must immediately report such offer to the Firm’s CCO.

Rebates, Referral or Finder’s Fees

No supervised person may, directly or indirectly, pay or receive any rebate, referral fee, finder’s fee or any other sort of fee or compensation other than as permitted by Pier’s normal compensation structure. Notwithstanding this, there may be a few narrow exceptions which would require prior written approval from the Firm’s CCO.

Financial Relationships with Clients

Having personal financial relationships with clients that fall outside the terms listed in Pier’s Investment Management Agreements with clients, immediately creates a direct conflict of interest between the interests of the client and those of the supervised person. As a result, such financial relationships with the client are prohibited. Any exceptions to this prohibition must be approved in writing in advance by the Firm’s CCO in consultation with any of the executive members at Pier.

Other examples of prohibited financial relationships with clients may include, but is not limited to:

o	Extending credit or loans to clients.
o	Endorsing or guaranteeing loans to clients.
o	Acting as agent for a client in arranging a bank loan or for any other purpose.
o	Receiving loans or credit from clients, except in the ordinary course of the client’s business.
o	Sharing, or agreeing to share, in the profits or losses of any client’s account or any transaction effected therein.
o	Guaranteeing, or in any way representing that you or the Firm will guarantee, a client against loss in any account or on any transaction.
o	Pooling funds with the client for investment purposes, except for the Firm’s sponsored investments.

Giving and Accepting Gifts and Gratuities

All gifts and gratuities given must be reported in detail to the Firm’s CCO.

Any given gift or gratuity valued at $250 or more, must receive prior approval from the Firm’s CCO.

Supervised persons at Pier are not allowed to, directly or indirectly, give or receive any favor or a thing of value or to engage in the entertainment with any person or a business that is negotiating, contracting, or in any way dealing with the Pier, except as it may be consistent with generally acceptable ethical standards or with accepted business practices that are not in violation of any applicable law.

Giving Gifts or Gratuities

Pier or Pier’s supervised person may not give, directly or indirectly, a gift or gratuity (including Pier’s promotional merchandise) that exceeds an aggregate of $250 (or foreign currency equivalent) per person, per year, to any person or entity doing or seeking business with the without prior approval form the Firm’s CCO.

All gifts and gratuities given by the Pier or by supervised persons at Pier that relate to Pier’s business must pre-approved by the Firm’s CCO and reported in detail to the Firm’s CCO.

Charitable donations to qualified non-profit organizations made by the Firm are not considered gifts and are excluded from the “Giving Gifts and Gratuities” policy. Pier’s “Charitable Contribution” policy is listed in the later section of this document.

Accepting Gifts or Gratuities

A supervised person may not solicit or encourage another person or entity to give him/her gifts or gratuities that are related, in any way, to business activities conducted by the supervised person on behalf of the Pier. Supervised persons may not represent or suggest that any service or business will be given in exchange for a gift or gratuity.

Supervised persons generally may not accept gifts or gratuities reasonably valued at $250 (or foreign currency equivalent) or more (including vendor promotional merchandise), aggregated annually from any other person or entity that:

o	Does or seeks to do business with Pier.
o	Gives the gift or gratuity because of the supervised person’s position at the Firm.

Any gift or gratuity received by supervised persons under either of the above circumstances valued at $250 (or foreign currency equivalent) or more, either alone or aggregated annually, must be reported to and pre-approved by the Firm’s CCO.

Permitted exceptions to receiving gifts pre-clearance requirement are listed below; however, these types of gifts receipts must still be reported to the Firm’s CCO.

o	Promotional merchandise from any vendor, including brokers, valued at or below $25 (if received once a year).

o	Promotional merchandise from vendors, including brokers, valued at or below $100 shared with the Firm’s staff.

o	Holiday gifts received from vendors, including brokers, valued at or below $50 shared with the office.

The gift-reporting requirement was established for the purpose of helping Pier to monitor the activities of its supervised persons. However, the reporting of a gift does not relieve supervised persons from their obligations defined in this policy or specified in other areas of the Firm’s Code of Ethics.

Generally, supervised persons may not accept gifts or gratuities reasonably valued at $250 or more from any entity or person that does or seeks to do business with Pier or is giving the gift because of the supervised person position at Pier.

Any gift or gratuity received under either of the above circumstances valued at $250 must be reported to and pre-approved by the Firm’s CCO.

Charitable Contribution by the Firm

Pier Capital, LLC (Pier) believes in enhancing the economic vitality and social welfare of our communities through corporate sponsorships and charitable donations. The Firm recognizes the power of volunteerism, contributing financial resources, and collaborating with businesses and non-profits to help make our communities better places to live and work. Pier’s Charitable Contribution Policy provides a general guideline for the Firm’s allocations of resources to charities.

Determining Elegiblity for a Charitable Donation

o	Charitable donations can be made only to qualified non-profit organizations, including Pier’s clients who meet this qualification.

o	Each contribution will be evaluated on a case-by-case basis and is subject to the Firm’s budgetary thresholds and guidelines set forth in this policy.

o	Pier reserves the right to deny a charitable contribution request due to budgetary constraints, prior commitments, conflicts of interest or regulatory reasons.

Eligible Charitable Organization Types

Generally, Pier Capital, LLC may contribute to and/or encourage and support its employee’s involvement with community and civic groups that support the following causes:

o	Education and youth programs
o	Safety, health, wellness, and human services
o	Community Civic needs
o	Economic Development activities
o	Conservation and environmental programs
o	Arts, culture, and humanities
o	Pier’s clients who meet the Firm’s Charitable Contribution policy criteria

Pier will not contribute to organizations with the below listed characteristics:

o	Individuals raising funds for personal activities
o	Political organizations or candidates for public office
o	Private or public pensions or their representatives
o	Requests that are sensitive, controversial or harmful
o	Organizations that discriminate on the basis of religion, age, color, sex, disability, national origin, ancestry, marital status, sexual orientation, or veteran status
o	Contributions for events/activities that have already occurred
o	Activities that do not advance the public image or corporate purpose of Pier Capital, LLC

Charitable donations can only be made to qualified non-profit organizations.

Pier reserves the right to deny a charitable contribution request due to budgetary constraints, prior commitments, conflicts of interest or regulatory reasons.

Evaluation and Approval Process

Qualified non-profit organizations meeting the criteria listed above requesting a corporate sponsorship, charitable donation, or volunteerism from Pier or any of Pier’s supervised person should:

o	Submit a written request along with all supporting documentation to the Firm’s Chief Compliance Officer.
o	Provide confirmation of qualified 501(c)(3) organization status.
o	Be able to provide an official receipt confirming that the charitable donation was made to a qualified 501(c)(3) or similar status organization.
o	Pass IRS Exempt Organizations (EO) Select Check: https://apps.irs.gov/app/eos/.
o	Contact Pier’s Chief Compliance Officer for further information at 203-425-1442.

All charitable activities and donations of the Firm must receive prior preapproval from the Firm’s CCO.

Raffle Prizes Winnings

Raffle prizes won at an event related directly or indirectly to Pier’s business activities must be reported to and pre-cleared by the Firm’s CCO. At a minimum, the below information must be reported for all received raffle prizes:

o	Event details (name, place, date, category, etc.)
o	Name of the raffle sponsor
o	Prize details: name, brand, model, etc.
o	Estimated value of the raffle prize

Raffe prizes valued at or below $25 are excluded from pre-clearance and reporting requirements and may be kept by the supervised person. Likewise, declined raffle prizes do not need to be reported or pre-cleared.

Raffle prizes won at an event related directly or indirectly to Pier’s business activities must be reported to and pre-cleared by the Firm’s CCO.

The Firm’s CCO will evaluate each situation on a case-by-case basis to ensure that the raffle winnings do not create actual or potential conflict of interest. The CCO will use the below listed guideline, which is not all inclusive, to make such determination.

o	Entries in raffles that create a conflict of interest or a perception of a conflict of interest are not allowed.
o	Quid pro quo relation may not exist because of the obtained raffle prize.
o	Entries in raffles sponsored directly by the Firm’s clients are not allowed.
o	Raffle winnings will be logged in the Firm’s Gift Log.
o	If the value of the prize exceeds $500, the supervised person must either:
-	Decline the acceptance of the prize or
-	Turn the prize over to the Firm to donate it to a charity of its choice that is unrelated to the raffle sponsor.

Entertainment

Any service, meal, beverage, or paid admission to an event given to a supervised person at Pier by an outside entity, where at least one individual from the outside entity is present is considered entertainment (and is not considered a gift). If an event is attended without the presence of anyone from the outside entity, the event will be considered a gift and will fall under the Gift and Gratuity policy described above.

Supervised persons at Pier may accept and provide customary business entertainment from persons outside of the Firm and provide customary business entertainment to persons outside the Firm.

Business entertainment activities that meet the below criteria do not need to be reported or pre-approved.

o	Entertainment activities that fit within the commonly understood definition of “customary and reasonable” business entertainment activities.

o	Entertainment activities with value that is not extravagant or excessive and do not exceed $150 per person per occurrence.

o	Entertainment activities that have not been repeated more than two times in any given year with/by the person or entity.

Supervised persons are expected to adhere to their fiduciary duty obligation to clients and abstain from business entertainment actives, which are or may be viewed as extravagant or excessive.

Business entertainment activities that do not meet the above criteria must be precleared and reported in detail to the Firm’s CCO.

Pier’s supervised persons are expected to adhere to their fiduciary duty obligation to clients and abstain from business entertainment activities, which are or may be viewed as extravagant or excessive.

Likewise, Pier’s supervised persons are not allowed to accept inappropriate favors, entertainment or special accommodations that could influence their decision-making or make them feel beholden third-party.

Similarly, supervised persons should not offer inappropriate favors, entertainment or special accommodations that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to the Firm or the Firm’s supervised person.

Department of Labor Gift Reporting Requirements

The Department of Labor guidance for investment advisers, broker-dealers, other financial institutions, and employers that have specified financial dealings with union-affiliated pension plans, typically, Taft Hartley plans. The guidance clarifies requirements that an adviser that makes a gift of money, client dinners, tickets, or loans, etc., or entertains a person associated with a union must report such a gift or entertainment on Form LM-10 to the Department of Labor's Office of Labor Management standards.

The reporting threshold value is $250. Form LM-10 filings must be made within 90 days of the filer's fiscal year end. Penalties for failing to report are severe.

Firms that engage in managing state or municipal pension funds are subject to certain laws or rules in various jurisdictions that limit or prohibit gifts or entertainment extended to public/government officials. In certain instances where state mandated limits are exceeded, Pier may be required to register, including at times a supervised person, as a lobbyist.

The statutory entertainment limits set by each state can be found by visiting this website: https://www.ncsl.org/ethics/lobbyist-registration-requirements.

Pier requires that all supervised persons report and receive prior approval before engaging in any event related to gift and/or entertainment of any union-affiliated individuals or a government official.

Authority to Act on Behalf of the Firm

Supervised persons at are prohibited from speaking, representing, or obligating the Firm contractually or otherwise with any outside entity, unless they have received an explicit approval from the Firm’s President to do so.

Supervised persons who received the explicit authorization to speak, represent, or obligate the Firm contractually or otherwise with any outside entity:

Supervised persons at are prohibited from speaking, representing, or obligating the Firm contractually or otherwise with any outside entity, unless they have received an explicit approval from the Firm’s President to do so.

o	Must disclose to the President the Firm’s Chief Compliance Officer any personal relationships they may have with the outside entity that is beyond a mare business acquaintance level and/or any direct or indirect personal financial relationship they have with the outside entity.

o	Unless specifically stated that the approval to represent the Firm extends beyond one specific instance or event, supervised persons are required to seek the approval to represent the Firm from the Firm’s President for each successive individual instance or event.

o	Must be properly trained regarding the business area they are representing but also but also about the related legal, compliance and regulatory requirements or regulations. The Firm expects supervised persons who believe that they have not been provided adequate training to be able to represent the Firm in accordance with the required regulations are expected to seek proper guidance from their immediate supervisor or the Firm’s CCO.

In personal interactions with third parties when the personal and business representation may not be clear to the audience, Pier expects all supervised persons acting in their personal capacity to make clear to the audience that they are doing so. There should be no doubt on the part of others about the fact that the supervised person is not acting in a professional capacity or on behalf of Pier.

Foreign Corrupt Practices Act

The Foreign Corrupt Practices Act "FCPA" makes it a federal offence for any U.S. person or entity, directly, or indirectly, to pay any foreign government official to obtain or retain business.

The Firm requires its supervised persons to comply with the FCPA, as well as applicable local laws, to avoid the appearance of impropriety or conflict of interest and to maintain the highest ethical standards of business conduct.

Pier could be subject to or otherwise implicated in an FCPA proceeding should a vendor selected by Pier violates the FCPA while acting on behalf of Piers interest in a non-U.S. jurisdiction. Pier has adopted control procedures as part of the Firm’s vendor management program to reasonably ensure vendor contracts contain protective or exculpatory provisions to limit the Firm’s exposure to such a potential proceeding or claim of violating the FCPA.

Any business activity with foreign government official(s) must receive prior approval from the Firm’s CCO.

Signing On Behalf of Another

In connection with employment at Pier, all supervised persons are prohibited from signing or initialing any document on behalf of third parties, such as a client, a potential client or anyone else with whom Pier does or may do business, regardless of the employee’s intention, even when authorized by the other party or done for the other party's convenience.

Supervised persons may sign or initial on behalf of another member of the Firm only upon receiving an explicit written approval (which can be received via email) from that person to do so. The authorization to sign on behalf of another member of the team must be obtained for each instance it is used. The supervised person who is signing on behalf of another after receiving the explicit authorization to do so, must retain the authorization in the business records related to that matter. Signing on behalf of another member of the Firm should be a rare occurrence. The Firm expects Pier’s supervised persons to first exhaust all reasonable options to avoid having to sign on behalf of another team member, before proceeding to seek approval to do so.

Giving Tax and/or Legal Advice

While supervised persons may be sensitive to tax considerations while doing business, they are prohibited from offering or providing tax or legal advice to clients (other than what the Firm explicitly provides or utilizes in its investment strategies), even if the supervised person is an accountant or an attorney.

Clients must be instructed to seek the assistance of an attorney, tax professional or accountant of their own choosing.

Contact with Industry Regulators

Supervised persons must immediately notify the Firm’s CCO Compliance Department in the event of an inquiry from a financial industry regulator whether via telephone, correspondence, or personal visit.

Supervised person should refer to the Firm’s Whistle Blower policy, which is outlined in later sections of this document, before contacting financial industry regulator(s).

Receipt of Legal Documents

On occasion, supervised persons may be served with legal documents, such as subpoenas or regulatory requests relating to securities or other industry-related activities.

Should a supervised person receive any such document, he/she must immediately notify the Firm’s President and Chief Compliance Officer and forward such document(s) them without any delay.

Supervised persons are prohibited to respond to regulatory inquiries on behalf of the Firm without receiving prior approval from the Firm’s CCO. For legal and compliance reasons, these types of matters are typically handled by the Firm’s CCO.

Client Complaints

Any verbal or written client complaint or statement that directly or indirectly alleges the mishandling of an account or transaction or improper conduct on the part of Pier’s supervised person(s) must be immediately reported to the Firm’s CCO.

Resolution to a client complaint must be conducted through the Firm's formal dispute resolution channels. Under no circumstances may a supervised person attempt to settle client complaints or disputes on his or her own.

Any verbal or written client complaint or statement that directly or indirectly alleges the mishandling of an account or transaction or improper conduct on the part of Pier’s supervised person(s) must be immediately reported to the Firm’s CCO.

Retention of Outside Counsel

Supervised persons are prohibited from retaining outside counsel on behalf of the Firm and from obligating the Firm, directly or indirectly, to pay for the services of outside counsel without received prior approval from the President of the Firm.

Regulatory and Legal Proceedings Involving Supervised Persons

Pier is required to notify or disclose to the regulators, certain industry organizations, or other third parties when and if the Firm or Firm’s supervised person(s) have been convicted or alleged of violations of a civil, criminal, or unethical nature. Accordingly, all supervised persons must notify the Firm’s CCO they are:

o	The subject of an investigation (foreign or domestic) by any governmental agency, self-regulatory organization or financial, business, or professional organization.

o	The defendant or respondent in any private, governmental, or self-regulatory litigation or proceeding (foreign or domestic) related to securities industry activities or alleging violations of any securities rules or regulations, or of any agreement, rule or standard of conduct of any governmental agency, self-regulatory organization or financial, business or professional organization (collectively, "Securities Laws or Regulations".

o	Named in any written or verbal customer complaint alleging violation(s) of the Securities Laws or Regulations.

o	Denied registration, membership, or continued membership in, or expelled, enjoined, directed to cease and desist, suspended or otherwise disciplined by, any (foreign or domestic) financial industry regulator or self-regulatory organization.

o	Associated in any business capacity with any person or entity that has been barred, suspended, expelled, or disqualified from the financial industry, had its registration denied or revoked, or was convicted of, or pleaded no contest to, any felony or misdemeanor.

o	Denied a bond, had a bond revoked by a bonding company, or had a claim paid out on a bond covering him/her.

o	Charged or arrested, arraigned, indicted, convicted of, plead guilty or no contest to, any criminal offence (other than minor traffic violations).

o	Petitioning for bankruptcy protection, declared bankrupt, or the owner of 10% or more of a corporation that petitioned for bankruptcy or was declared bankrupt, or have unsatisfied judgments or liens.

Pier is required to notify or disclose to the regulators, certain industry organizations, or other third parties when and if the Firm or Firm’s supervised person(s) have been convicted or alleged of violations of a civil, criminal, or unethical nature.

Accordingly, all supervised persons must notify the Firm’s CCO if they have been involved in any criminal, civil or industry offenses.

Books and Records

Accurate and complete books and records are critical to the integrity and operation of the Firm and are required to satisfy important legal and regulatory obligations. All supervised persons are required and expected to ensure the integrity and completeness of the Firm’s books and records they produce and maintain.

The Firm’s books and records must accurately and fairly reflect the activities of the Firm, including but not limited to, the Firm’s financial records, records related to securities transactions in client accounts, as well as the records related to investment research. Pier prohibits all supervised persons from establishing or maintaining an undisclosed or unrecorded fund or asset for any purpose. Supervised persons are also prohibited from making false or misleading entries in the Firm's books and records and from assisting others, including clients and counterparties, in creating false or misleading books or entries.

Supervised persons are not allowed to delete or alter any business records without first receiving an approval form the Firm’s CCO immediately reported to the Firm’s CCO.

Various local, state, federal and industry laws and regulations exist that require specific record retention periods. Supervised persons should be familiar with the document retention requirements relating to their business activities. Supervised persons are not allowed to delete or alter any business records without first receiving an approval form the Firm’s CCO. Additionally, supervised persons are prohibited from altering or destroying any record that is subject to subpoena or other legal request for information.

Any questions regarding documents retention requirements should be discussed with the Firm’s CCO.

Political Contributions and Activities

Political contributions and activities by Pier and/or its supervised persons are strictly regulated. The below listed policies and procedures are designed to avoid conflicts of interests, assure the Firm’s compliance with all applicable laws and regulations, and to avoid the imposition of restrictions certain political activity may have on the Firm’s business.

Political Contributions, Solicitation and Voluntarism

Supervised persons who wish to make or solicit political contributions:

o	Neither Pier’s name, facilities, equipment nor other resources (including computers, emails, letterhead, or employee services) may be used in connection with any political contribution or campaign activity.

o	No political contribution may be made for the purpose of obtaining or retaining business, or unlawfully influencing an official decision.

o	Pier may not reimburse or compensate supervised persons in any way, and no supervised person may seek reimbursement or compensation from any other source, for individual political contributions.

o	Soliciting Pier supervised persons for political contributions requires prior written approval from the Compliance Department.

o	Additional restrictions and regulations regarding regulatory obligations related to political activities of Pier’s supervised persons are listed in the “Pay to Play” section below. All supervised persons who wish to seek the Firm’s preapproval for political contributions, solicitation or voluntarism must first also make themselves familiar with those requirements.

o	Supervised persons must obtain written approval from the Firm’s CCO in advance of making any political contribution or engaging in any political event, even if volunteering. Supervised persons will be required to complete a pre-approval questionnaire for each political contribution or voluntarism request, which will be used by the Firm’s CCO to make an objective decision whether to grant or deny the supervised person request for the approval.

Supervised persons must obtain written approval from the Firm’s CCO in advance of making any political contribution or engaging in any political event, even if volunteering.

Political Contributions, Solicitation and Voluntarism Pier Capital, LLC

Corporate level contributions, solicitation, and voluntarism by the Firm to candidates for federal, state, local offices, or pollical organizations or PAC is prohibited.

Under certain limited circumstances, and only if Pier can objectively determine that there is no evidence of any conflict of interest as a result, the Firm may contribute to political parties or a ballot measure where no money is used in connection with any election. Any such contribution requires prior written approval from the Firm’s CCO.

Allowed state political contribution limits can be found on this website: https://www.ncsl.org/ncsl-search-results/searchtext/contribution.

Political Contributions Pay to Play Rules

Summary of the Pay to Play Rule

Under the Rule 206(4)-5, if an adviser or a covered associate of the adviser makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, then the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two (2) years thereafter (this is referred to as “time-out” period). The time-out period does not change even if the covered associate leaves the employment of the adviser.

The Rule also prohibits funneling of political contributions through third parties, including, for example, consultants, attorneys, family members, friends or companies affiliated with the adviser as a means to circumvent the Rule. In addition, the Rule restricts advisers from “bundling” a large number of small employee contributions to influence an election or making contributions (or payments) indirectly through a state or local political party.

Important Rule Definitions:

Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value made for:

o	The purpose of influencing any election for federal, state, or local office.
o	The payment of debt incurred in connection with any such election.
o	Transition or inaugural expenses incurred by a successful candidate for state or local office.

Covered associate:

o	General partner, managing member, executive officer or other individual with a similar status or function.
o	Employee who solicits a government entity for the investment adviser (and any person who supervises, directly or indirectly, such an employee)
o	PAC controlled by the investment adviser or by any of its covered associates.

Pay to Play regulation prohibits funneling of political contributions through third parties, such as, consultants, attorneys, family members, friends or companies affiliated with the adviser to circumvent the Rule.

Exceptions Allowed under the Pay to Play Rule

1.	Instead of a two-year time out period, there is a six-month look-back provision for “new” covered persons who do not solicit clients. The two-year timeout remains for new covered persons who solicit clients.

2.	The de minimis exception allows a covered associate of an adviser that is a natural person to contribute:

o	up to $350 to an official per election (with primary and general elections counting separately) if the covered associate was entitled to vote for the official at the time of the contribution, and

o	up to $150 to an official per election (with primary and general elections counting separately) if the covered associate was not entitled to vote for the official at the time of the contribution.

3.	Exception for certain returned contributions:

o	The investment adviser must have discovered the contribution which resulted in the prohibition within four months of the date of such contribution; and

o	Such contribution must not have exceeded $350; and

o	The contributor must obtain a return of the contribution within 60 calendar days of the date of discovery of such contribution by the investment adviser.

o	There are strict limitations on how many times during a year the adviser is allowed to use the returned contribution exception.

Pay to Play Rule Recordkeeping Requirements

The Rule requires additional recordkeeping when advisory services are provided to a government entity. Specifically, advisers must now maintain:

o	The names, titles, and business and residence address of all covered associates of the adviser.

o	Information about all government entities to which the adviser provides or has provided investment advisory services (directly or indirectly through a covered investment pool) in the last five years.

o	All direct and indirect contributions made by the adviser or its covered associates to an official of a government entity or direct or indirect payments made to a political party or PAC.

o	The name and business address of each regulated person to which the adviser agrees to provide direct or indirect payment to solicit a government entity.

Required Pay to Play Preapprovals and Certifications

1.	All supervised persons must request a preapproval from the Firm’s CCO before making any direct or indirect political contributions.

2.	All supervised persons must certify annually if they have or have not made any direct or indirect political contributions and that they have not funneled any political contributions through third parties to circumvent the Rule.

3.	If political contribution was made, supervised persons must disclose to the Firm the exact:
a)	The date the contribution was made.
b)	The amount of the contribution.
c)	The person or party who received the contribution.

4.	New employees/partners must certify in writing prior to employment start that they have read and acknowledged the Firm’s Political Contribution policy and must list in detail any political contributions made:
a.	In the last two years – if the employee is a covered person who will be soliciting clients.
b.	In the last six months – if the employee is a covered person and will not be soliciting clients.

5.	Departing employees/partners must certify in writing if they have or have not made any direct or indirect political contributions without company’s preapproval since the time of the last certification until the time, they cease their employment with our Firm. If political contribution(s) was made, the departing employee/partner must provide the required details and if needed, agree to request, and confirm the return of the contribution.

Chapter 6

Violations of the Code of Ethics

Pier Capital, LLC

Code of Ethics

Chapter 6:	Violations of the Code of Ethics

Requirement to Report Violations

The Code of Ethics regulation requires prompt internal reporting of any violations of the Firm’s Code of Ethics. These violations must be reported directly to the Firm’s Chief Compliance Officer. All supervised persons are expected to report committed, observed, or suspected instances of impropriety, fraud, or violations of law or the Firm’s policy. All reported violations will be promptly investigated and addressed by the Firm’s CCO and/or the management.

Supervised persons can report these violations or suspected violations without fear of retaliation using any method they feel most comfortable with, which can be by calling, emailing, writing, or speaking to the Firm’s CCO directly. The Firm also provides an anonymous way to report violations which is detailed in the “Whistleblower Protection” policy outlined in the subsequent section of this document. Supervised persons wishing to report committed, observed, or suspected instances of impropriety, fraud, or violations of law or the Firm’s policy committed by the Firm’s CCO, should contact the Firm’s President.

The Code of Ethics regulation requires prompt internal reporting of any violations of the Firm’s Code of Ethics.

As fiduciaries to clients, each supervised person has an absolute obligation to place the interests of the client ahead of those of the Firm or any individual associated with it. A cornerstone of Pier’s business is the Firm’s unconditional commitment to conduct all our activities ethically and to adhere to the guiding principles at the heart of the Investment Adiser’s Act: ethics and full disclosure. Any action that calls into question the Firm's integrity can jeopardize the Firm’s success or even viability.

Pier recognizes that mistakes and errors happen and that everyone makes them at one time or another. Therefore, the management of the Firm expects all staff members to resolve issues that arise during their tenure at Pier honestly and openly and never attempt to cover up or hide them. The Firm’s management welcomes self-reporting and values staff members with the courage to admit when they were at a wrong. Openly acknowledging mistakes made is the ultimate proof of commitment to ethics and full disclosure. The Firm will help all staff members to resolve mistakes and errors promptly and correctly and will provide retraining when needed.

Similarly, the Firm’s management recognizes that alerting those in charge about observed mistakes made by co-workers may be a difficult decision for some people. To that effect, supervised persons should understand that improper conduct on the part of any person at the Firm puts the entire Firm and all its personnel at risk. The Firm’s management cannot stop or remedy misconduct unless they know about it. Accordingly, all supervised persons are not only expected to, but are required by law to report their concerns about potentially illegal conduct as well as violations of the Firm’s policies.

Materiality of Violations

The Firm recognizes that all violations are not equal, and materiality can depend on facts and circumstances in each case. Regardless, it is important that all supervised persons understand how the Firm defines what is a material violation to the Code.

A material code of ethics violation means a breach of the Code that raises relatively serious issues that suggest the possibility of a violation of the securities laws, particularly Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 thereunder or Section 206 of the Investment Advisers Act of 1940. The triggering event can vary based on the specific facts and circumstances of a situation, but may include issues such as insider trading, front running, short-term trading, market timing or other circumstances or patterns of incidents or transactions or a series of minor violations which in their aggregate may constitute a serious violation. Likewise, repeated immaterial violations will be considered material.

Each violation will be taken seriously by the Firm. Depending on materiality as well as the facts and circumstances, a violation of the Firm’s Code of Ethics can result in a serious consequence to the supervised person who breaches the Firm’s Code, and in most serious cases can lead up and including the termination of employment at Pier.

Please also note that additional rules about violations to the Firm’s personal trading policy are outlined in Chapter 4 of this document.

Chapter 7

Whistleblower Protection

Pier Capital, LLC

Code of Ethics

Chapter 7:	Whistleblower Protection

The Firm’s Commitment to Non-Retaliation

As discussed in the “Standard of Conduct” section of the Code, Pier expects the highest standards of conduct from every employee and owner of the Firm. It is critical to the Firm’s success that all supervised persons adhere to the regulatory requirements outlined in the Code of Ethics and the Firm’s Compliance Policies and Procedures manual. When everyone respects these obligations, it helps the Firm to maintain and foster a culture of ethics and compliance and be able to provide a cooperative and supportive work environment for everyone.

The “Violations of the Code of Ethics” section above outlines the importance and of reporting violations or suspected violations, explains why doing so is critical to the Firm’s viability, and advises who at Pier is responsible for receiving, investing, and resolving violations.

Pier values comments, suggestions, and observation from all staff members report committed, observed, or suspected instances of impropriety, fraud, or violations of law or the Firm’s policy because this information helps the Firm to uphold the high ethical standard of conduct it sets for itself and for all its supervised persons. Furthermore, when supervised persons report possible legal or compliance issues at the Firm, it can help the Firm’s management to remedy problems they were not aware of and even prevent a more serious problem from developing.

As such, supervised persons should not fear retaliation or persecution for reporting committed, observed, or suspected instances of impropriety, fraud, or violations of law or the Firm’s policy. Pier strictly prohibits retaliation in response to such communications when it is made in good faith.

Supervised persons should not fear retaliation or persecution for reporting committed, observed, or suspected instances of impropriety, fraud, or violations of law or the Firm’s policy.

Pier strictly prohibits retaliation in response to such communications when it is made in good faith.

Reporting Anonymously

While the Firm’s Chief Compliance Officer is always ready to discuss report committed, observed, or suspected instances of impropriety, fraud, or violations of law or the Firm’s policy issues in person, and to keep the reporting person’s name confidential if requested, the Firm recognizes that sometimes in-person reporting can be uncomfortable or intimidating. Therefore, the Firm provides a way to report anonymously using the process listed below. Supervised persons who elect to use this method to report misconduct, fraud, violations or suspected violations of the Firm’s policy or the law will not be able to be identified.

To report anonymously:

1.	Use an anonymous Gmail account created for this purpose at https://accounts.google.com

2.	Log in with the following credentials:

o	E-mail account address:	xxxxxxxxxxxxxxx

o	Password:	xxxxxxxxxxxxxxx

3.	After logging in with using the above credentials, but cannot locate the email portal, go to: https://mail.google.com/mail/u/0/#inbox.

4.	Compose the message and send it to Pier’s CCO at: kathy.mienko@piercap.com.

If the anonymous report is regarding the CCO, send the email to the Firm’s President at: alex.yakirevich@piercap.com

Remember, to keep the message anonymous do not disclose your name in the email message.

5.	If you wish, you can delete the email from the “Sent” folder. If you do not, the email recipient will delete it.

6.	When done, sign-out of Gmail account. Do not just simply close the browser.

Responsibility of the Whistleblower

To receive Whistleblower protection, a person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding the issue that is being reported.

A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of the Firm’s policy or other improper or illegal activity.

The Firm will take seriously any report regarding a potential violation of the Firm’s policy or other improper or illegal activity and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

To protect the confidentiality of the individual submitting such a report and to enable to conduct a comprehensive investigation of reported misconduct, supervised persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences.

A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment.

A supervised person who believes s/he has been subject to retaliation or reprisal because of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Furthermore, any employment contract or agreement used by the Firm that contains retaliatory provisions or otherwise requires the reporting of instances of impropriety, fraud, or violations of law at the Firm exclusively to the Firm and its senior management and/or otherwise prohibits the reporting, either directly or indirectly, to any regulatory body, such as the Securities and Exchange Commission, shall be deemed null and void. The provisions of this Whistleblower policy, particularly with respect to non-retaliation, shall supersede any employment or other agreements, either written or verbal, regardless of the execution date of any such agreement.

Reporting Violations to Regulatory Bodies

Neither this policy nor any other company policy prevents any supervised persons (or formerly supervised persons) from voluntarily communicating with the SEC or other authorities regarding possible violation of law or from recovering a SEC Whistleblower award.

Supervised persons at Pier are reminded that the Firm’s CCO is always ready to discuss these issues in person, and to keep the reporting person’s name confidential if requested. Supervised persons can also report anonymously as per the process outlined above.

Chapter 8

The Code's Books and Records

Pier Capital, LLC

Code of Ethics

Chapter 8:	The Code’s Books and Records

Recordkeeping Requirements of the Code of Ethics

o	The standard retention period required for books and records under rule 204-2 is five years, in an easily accessible place, the first two years in an appropriate office of the investment adviser.

o	The Codes of Ethics must be kept for five years after the last date they were in effect.

o	Supervised person acknowledgements of the code must be kept for five years after the individual ceases to be a supervised person.

o	The list of access persons must include every person who was an access person at any time within the past five years, even if some of them are no longer access persons of the adviser.

o	Rule 204-2(a)(12) requires advisers to keep copies of their code of ethics, records of violations of the code and actions taken as a result of the violations, and copies of their supervised persons' written acknowledgment of receipt of the code.

o	Rule 204-2(a)(13) requires advisers to keep a record of the names of their access persons, the holdings and transaction reports made by access persons, and records of decisions approving access persons' acquisition of securities in IPOs and limited offerings.

Confidential Document

of

Pier Capital, LLC

600 Summer Street, Suite 203

Stamford, CT 06901

Redistribution of this document without prior written consent from Pier Capital, LLC is unauthorized.

Questions/comments regarding this document should be directed to:

Kathy Mienko

Chief Compliance Officer

Pier Capital, LLC

T: 203-425-1442

kathy.meinko@piercap.com